                                                       EXHIBIT 99.3
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
To The Board of Directors of
Providence Energy Corporation:
  We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements included in Providence Energy Corporation's annual report to shareholders incorporated by reference in this Form 10-K, and have issued our report thereon dated November 2, 1999. Our audit was made for the purpose of forming an opinion on those statements taken as a whole. The schedule listed in the accompanying index to the financial statements is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein, in relation to the basic financial statements taken as a whole.
Arthur Andersen LLP
Boston, Massachusetts
November 2, 1999 (except for the information discussed in Note 2, as to which the date is November 16, 1999)
Consolidated Balance Sheets
September 30


(thousands of dollars)
     1999                   1998


----------------------------------------------------------------------------


Assets

Current assets:

     Cash and temporary cash investments (notes 1 and 9)
  $   2,804              $    2,006
     Accounts receivable, less allowance of

       $2,883 in 1999 and $2,720 in 1998 (notes 1 and 4)
     13,684                  14,067
     Unbilled revenues (note 1)
      2,821                   1,665
     Inventories, at average cost-

         Fuel oil and underground gas storage
        558                     656
         Materials and supplies
      1,283                   1,433
     Prepaid and refundable taxes (note 3)
      4,215                   5,355
     Prepayments
      2,214                   1,853

  ---------              ----------

     27,579                  27,035

  ---------              ----------


Gas plant, at original cost (notes 1, 5, 8, and 10)
    345,671              $  324,502
     Less accumulated depreciation and

       plant acquisition adjustments (notes 1 and 10)
    127,481                 125,976

  ---------              ----------

    218,190                 198,526

  ---------              ----------
Other assets:

     Other property, net
      2,628                   2,692
     Investments (notes 12 and 14)
     11,186                   2,169
     Deferred environmental costs (notes 8 and 10)
      9,719                   3,969
     Deferred charges and other assets (notes 1, 4, 5, and 7)
     28,731                  18,997

  ---------              ----------

     52,264                  27,827

  ---------              ----------


Total assets
  $ 298,033              $  253,388

  =========              ==========


Capitalization and Liabilities

Capitalization (see accompanying statement)
  $ 187,628              $  173,232

  ---------              ----------
Current liabilities:

     Notes payable (notes 6 and 9)
     38,250                  20,079
     Current portion of long-term debt (note 5)
      3,515                   3,233
     Accounts payable (notes 7 and 9)
     12,199                   9,310
     Accrued compensation
      1,634                   1,337
     Accrued environmental costs (notes 8 and 10)
      6,145                       -
     Accrued interest
      1,647                   1,496
     Accrued taxes
      3,557                   2,714
     Accrued vacation
      1,807                   1,706
     Accrued workers compensation
        595                     530
     Customer deposits
      2,973                   3,034
     Deferred revenue (note 10)
        315                       -
     Energy conservation liablility
      1,261                     742
     Other
      2,776                   3,373

  ---------              ----------

     76,674                  47,554

  ---------              ----------
Deferred credits, reserves, and other liabilities:

     Accumulated deferred Federal income taxes (note 3)
     24,151                  22,292
     Unamortized investment tax credits (note 3)
      2,059                   2,217
     Accrued environmental costs (notes 8 and 10)
          -                   1,750
     Accrued pension (note 7)
      6,982                   5,812
     Other
        539                     531

  ---------              ----------

     33,731                  32,602

  ---------              ----------
Commitments and contingencies (notes 8 and 10)


  ---------              ----------
Total capitalization and liabilities
  $ 298,033              $  253,388

  =========              ==========

The accompanying notes are an integral part of these consolidated financial statements.


Consolidated Statements of Income
For the Years Ended September 30


(thousands, except per share amounts)
 1999                 1998                1997


---------------------------------------------------------------------------


Energy revenues
$ 225,029           $ 222,112           $ 220,420
Cost of energy
 119,043             122,991             124,376

---------           ---------           ---------
      Operating margin
 105,986              99,121              96,044

---------           ---------           ---------
Operating expenses:
      Operation and maintenance
  53,047              51,993              48,768
      Depreciation and amortization
  17,496              14,485              12,874
      Taxes:
          State gross earnings
   5,673               5,618               6,045
          Local property and other
   8,880               8,363               7,687

---------           ---------           ---------
Total operating expenses
  85,096              80,459              75,374

---------           ---------           ---------
Operating income
  20,890              18,662              20,670

---------           ---------           ---------
Other income (loss) (note 1)
   1,123                  57                (219)

---------           ---------           ---------
Interest expense:
      Long-term debt
   6,827               6,391               6,042
      Other
   2,262               1,998               1,786
      Interest capitalized
    (389)               (256)               (225)

---------           ---------           ---------

   8,700               8,133               7,603

---------           ---------           ---------
Income before Federal income taxes
  13,313              10,586              12,848
Provision for Federal income taxes (note 3)
   4,540               3,657               4,391

---------           ---------           ---------
Income before preferred dividends of subsidiary
   8,773               6,929               8,457
Preferred dividends of subsidiary (note 5)
     348                 487                 626

---------           ---------           ---------
Net income
$   8,425           $   6,442           $   7,831

=========           =========           =========
Earnings per common share - basic
$    1.40           $    1.09           $    1.35

=========           =========           =========
Earnings per common share - diluted
$    1.40           $    1.09           $    1.35

=========           =========           =========
Weighted average common shares outstanding (note 13):
      Basic
 6,015.7             5,919.7             5,790.1

=========           =========           =========
      Diluted
 6,034.1             5,929.7             5,794.3

=========           =========           =========

The accompanying notes are an integral part of these consolidated financial statements.


Consolidated Statements of Cash Flows
For the Years Ended September 30


(thousands of dollars)
      1999           1998          1997


----------------------------------------------------------------------------


Cash provided by -
     Operating Activities:

        Income before preferred dividends of subsidiary
   $  8,773       $  6,929      $  8,457
        Items not requiring cash:

            Depreciation and amortization
     17,496         14,485        12,874
            Changes as a result of regulatory action
     (2,357)         1,500             -
            Gain on sale of financial instruments (note 1)
       (355)             -             -
            Deferred Federal income taxes
        888          1,131           703
            Loss on sale of real estate
          -             37             -
            Amortization of investment tax credits
       (158)          (158)         (158)
        Changes in assets and liabilities which provided (used)
cash:
            Accounts receivable
        549         21,504          (187)
            Unbilled revenues
     (1,156)         1,018          (326)
            Deferred gas costs
          -             78         6,041
            Inventories
        302           (169)       (2,222)
            Prepaid and refundable taxes
      1,731         (1,646)           14
            Prepayments
       (361)          (800)          501
            Accounts payable
      1,529         (3,495)         (617)
            Accrued compensation
        297           (607)          323
            Accrued interest
        151            298           (80)
            Accrued taxes
      1,107            202           526
            Accrued vacation, accrued workers compensation,

              customer deposits, and other
       (354)         1,105          (631)
            Accrued pension
      1,170           (928)        1,070
            Deferred charges and other
     (2,388)         3,638         1,149

   --------       --------      --------
              Net cash provided by operating activities
     26,864         44,122        27,437

   --------       --------      --------


Investment Activities:

     Expenditures for property, plant, and equipment, net
    (39,542)       (31,150)      (20,425)
     Expenditures for business acquisitions, net of cash

       acquired (note 15)
        275         (2,744)            -
     Investment in joint venture (note 14)
     (9,071)        (2,000)            -
     Proceeds from sale of real estate
          -            698             -
     Proceeds from (cash paid for) financial instruments (note 12)
        403           (104)            -

   --------       --------      --------
              Net cash used in investing activities
    (47,935)       (35,300)      (20,425)

   --------       --------      --------


Financing Activities:

     Issuance of common stock
         23              -            44
     Proceeds from exercise of stock options
         14            115            34
     Issuance of mortgage bonds (note 5)
     15,000         15,000             -
     Repurchase of mortgage bonds
          -         (6,363)            -
     Premium payment on bonds
          -         (1,392)            -
     Redemption of preferred stock
     (1,600)        (1,600)       (1,600)
     Issuance of long-term debt
          -              -         1,345
     Payments on long-term debt
     (4,132)        (3,799)       (2,164)
     Increase (decrease) in notes payable
     18,171         (4,462)          405
     Cash dividends on preferred shares (note 5)
       (348)          (487)         (626)
     Cash dividends on common shares
     (5,259)        (4,891)       (4,811)

   --------       --------      --------
              Net cash provided (used) by financing activities
     21,869         (7,879)       (7,373)

   --------       --------      --------


Increase (decrease) in cash and temporary cash investments
        798            943          (361)
Cash and temporary cash investments at beginning of year
      2,006          1,063         1,424

   --------       --------      --------
Cash and temporary cash investments at the end of year
   $  2,804       $  2,006      $  1,063

   ========       ========      ========





Consolidated Statements of Cash Flows
For the Years Ended September 30 (continued)
(thousands of dollars)                                        1999
     1998       1997


----------------------------------------------------------------------------


Supplemental disclosure of cash flow information:
   Cash paid during the year for-
      Interest (net of amount capitalized)                  $ 8,283
   $ 7,606    $ 7,476
      Income taxes (net of refunds)                         $ 2,821
   $ 3,750    $ 2,036
   Schedule of non-cash investing activities:

      Capital lease obligations for equipment               $   131
   $     -    $   437
      Other long-term debt for equipment                    $     -
   $     -    $ 1,983
      Stock issuance for business acquisition               $ 1,548
   $     -    $     -

The accompanying notes are an integral part of these consolidated financial statements.


Consolidated Statements of Capitalization
September 30


(thousands of dollars)
            1999         1998


----------------------------------------------------------------------------


Common stockholders' investment (notes 5, 7, and 11):

      Common stock, $1 Par

          Authorized - 20,000 shares

          Outstanding - 6,102 shares in 1999 and 5,969 shares in
1998        $    6,102    $    5,969
      Amount paid in excess of par
            61,966        59,198
      Retained earnings
            25,000        23,067

        ----------    ----------

            93,068        88,234
      Accumulated other comprehensive earnings:

          Unrealized gain on financial instruments (notes 12 and 17)
                39            43

        ----------    ----------


      Total common equity
            93,107        88,277

        ----------    ----------


Cumulative preferred stock of subsidiary (notes 5 and 9):
      Redeemable 8.7% Series, $100 Par

      Authorized - 80 shares

      Outstanding - 32 shares as of 1999 and 48 shares as of 1998
             3,200         4,800

        ----------    ----------


Long-term debt (notes 5, 8, and 9):

      First Mortgage Bonds, secured by property

          Series M, 10.25%, due July 31, 2008
             1,819         2,728
          Series N, 9.63%, due May 30, 2020
            10,000        10,000
          Series O, 8.46%, due September 30, 2022
            12,500        12,500
          Series P, 8.09%, due September 30, 2022
            12,500        12,500
          Series Q, 5.62%, due November 30, 2003
             8,000         9,600
          Series R, 7.50%, due December 15, 2025
            15,000        15,000
          Series S, 6.82%, due April 1, 2018
            15,000        15,000
          Series T, 6.50%, due February 1, 2029
            15,000             -
      Other long-term debt
             4,461         4,890
      Capital leases
               556         1,170

        ----------    ----------

            94,836        83,388
      Less-current portion
             3,515         3,233

        ----------    ----------
      Long-term debt, net
            91,321        80,155

        ----------    ----------


Total capitalization
        $  187,628    $  173,232

        ==========    ==========

The accompanying notes are an integral part of these consolidated financial statements.


Consolidated Statements of Changes in Common Stockholders' Equity
For the Three Years Ended September 30


                                                    Shares
 Amount Paid                  Other
                                            Issued and Outstanding
 In Excess     Retained   Comprehensive
(thousands of dollars)                        Number       Amount
    of Par      Earnings   Income (Loss)


---------------------------------------------------------------------------


Balance, September 30, 1996                     5,748       $ 5,748
     $55,404     $21,413            $  -
Add (deduct):
     Net income                                     -             -
           -       7,831               -
     Dividends ($1.08 per share)                    -             -
           -      (6,242)              -
     Dividend reinvestment, cash
       stock purchase plan, and employee
       benefit plans                               82            82
       1,392           -               -
     Exercise of stock options                      2             2
          32           -               -
     Accrual for stock compensation
       plan                                         -             -
        (110)          -               -
     Amortization of deferred
       compensation for stock
       compensation plans                           -             -
         109           -               -
                                           ----------  ------------
------------  ----------  --------------
Balance, September 30, 1997                     5,832         5,832
      56,827      23,002               -
Add (deduct):
     Net income                                     -             -
           -       6,442               -
     Dividends ($1.08 per share)                    -             -
           -      (6,377)              -
     Dividend reinvestment, cash
       stock purchase plan, and employee
       benefit plans                               76            76
       1,410           -               -
     Exercise of stock options                      7             7
         108           -               -
     Accrual for stock compensation
       plan                                         -             -
        (266)          -               -
     Amortization of deferred
       compensation for stock
       compensation plans                           -             -
         163           -               -
     Unrealized gain on
       financial instruments                        -             -
           -           -              43
     Shares issued for acquisition                 54            54
         956           -               -
                                           ----------  ------------
------------  ----------  --------------
Balance, September 30, 1998                     5,969         5,969
      59,198      23,067              43
Add (deduct):
     Net income                                     -             -
           -       8,425               -
     Dividends ($1.08 per share)                    -             -
           -      (6,492)              -
     Dividend reinvestment, cash
       stock purchase plan, and employee
       benefit plans                               63            63
       1,170           -               -
     Exercise of stock options                      1             1
          13           -               -
     Accrual for stock compensation
       plan                                         -             -
         (98)          -               -
     Amortization of deferred
       compensation for stock
       compensation plans                           -             -
         181           -               -
     Unrealized (loss) on
       financial instruments                        -             -
           -           -              (4)
     Shares issued for acquisition                 68            68
       1,480           -               -
     Shares issued for employee stock
       purchase plan                                1             1
          22           -               -
                                           ----------  ------------
------------  ----------  --------------
Balance, September 30, 1999                     6,102       $ 6,102
     $61,966     $25,000           $  39
                                           ==========  ============
============  ==========  ==============

The accompanying  notes are an integral  part of these  consolidated financial
statements.


Notes to Consolidated Financial Statements
1. Significant Accounting Policies
Consolidation
     The consolidated financial statements include the accounts of Providence
Energy Corporation and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.
The Company will account for its investment in the Capital Center
Energy
Company, LLC joint venture under the equity method of accounting at the conclusion of the construction period (also see Note 14).
Use of Estimates in the Preparation of Financial Statements
     The preparation of financial statements in conformity with Generally
Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Regulation
     ProvGas is subject to regulation by the RIPUC. North Attleboro Gas is subject to regulation by the MDTE. The accounting policies of ProvGas and North
Attleboro Gas conform to GAAP as applied in the case of regulated public utilities and are in accordance with the regulators' accounting requirements and rate-making practices.
Energy Revenues
     Energy revenues are generated principally from natural gas and oil activities. The natural gas distribution companies record accrued natural gas distribution revenues based on estimates of gas volumes delivered but not billed at the end of an accounting period in order to match revenues with related costs. Also included in energy revenues are revenues earned from energy management services, including energy project development fees.
Hedging
     The Company's non-regulated operation uses financial instruments to manage market risks and to reduce exposure to fluctuations in the market prices of home heating oil, diesel, heavy oil, and natural gas. The Company's policy is not to hold or issue financial instruments for trading purposes but to utilize such instruments to hedge the impact of market price fluctuations.
   These financial instruments qualify for hedge accounting. Hedge accounting is used in non-trading activities when there is a high degree of correlation between price movements in the instrument and the item designated as being hedged. Under hedge accounting, financial instruments with third parties are carried at market value with related unrealized gains and losses recorded as adjustments to equity in the Consolidated Statements of Capitalization. Realized gains and losses are recognized in the Consolidated Statements of Income when the hedge transaction occurs.
Lease Accounting
     Previously, the Company leased water heaters and other appliances to customers under finance leases. These leases are recorded on the accompanying
Consolidated Balance Sheets at the gross investment in the leases less unearned income. Unearned income is recognized in such a manner as to produce a constant periodic rate of return on the net investment in the finance leases. Gas Plant
     Gas plant is stated at the original cost of construction. In accordance with the uniform system of accounts prescribed by the RIPUC, the difference between the original cost of gas plant acquired and the cost to ProvGas is recorded as a Plant Acquisition Adjustment and is being amortized over periods ranging from 1 to 24 years.
     The Company also capitalizes the costs of all technology investments with the exception of system maintenance costs, which are expensed unless deferral is approved by regulators.
Impairment Of Long-lived Assets
     SFAS No. 121 "Accounting for the Impairment of Long-Lived
Assets and for
Long-Lived Assets to be Disposed of" established accounting standards for the impairment of long-lived assets. SFAS No. 121 also required that regulatory assets which are no longer probable of recovery through future revenues be charged to earnings. SFAS No. 121 has not impacted the Company's financial position or results of operations for the years presented.


Depreciation
     For ProvGas and North Attleboro Gas, depreciation is provided on the straight-line basis at rates approved by the RIPUC and the MDTE which are designed to amortize the cost of depreciable plant over its estimated useful life. The composite depreciation rate expressed as a percentage of the average depreciable gas plant in service was approximately 3.85 percent for 1999, 1998, and 1997.
     For the non-regulated operation, depreciation is provided on the straight-line basis at rates which are designed to amortize asset costs over their useful lives.
     The Company retires property units for its regulated operation by charging original cost, cost of removal, including environmental investigation and remediation costs, and salvage value to accumulated depreciation.
Due to the
magnitude of environmental investigation and remediation costs, these amounts have been separately stated in the accompanying Consolidated Balance Sheets.
     Gains and losses on the disposition of assets for the non-regulated operation are reported in earnings in the period realized.
Gas Charge Clauses
     In May 1996, the RIPUC approved a Rate Design Settlement
Agreement. The
Agreement included changes to ProvGas' gas cost recovery mechanism. Specifically, the Agreement replaced the previous CGA with the GCC effective
June 2, 1996. In addition to the commodity and related pipeline transportation costs historically included in the CGA, the GCC provided for the recovery of:
(1) inventory financing costs; (2) working capital associated with gas supply purchases; (3) bad debt expenses associated with the gas revenue portion of customer bills; and (4) a substantial portion of liquefied natural gas operating and maintenance expenses, all of which were previously recovered in base rates.
Similar to the former CGA, the GCC provided for reconciliation of total gas costs billed with the actual cost of gas incurred. Any excess or deficiency in amounts billed as compared to costs incurred was deferred and either refunded to, or recovered from, customers over a subsequent period. As a result of the
Price Stabilization Plan Settlement Agreement described in Note 10, the GCC has been suspended for the period from October 1, 1997 through September 30, 2000.
Any excess or deficiency in amounts billed as compared to costs incurred will be retained or borne by ProvGas during this period.
Allowance For Funds Used During Construction
     ProvGas and North Attleboro capitalize interest and an allowance for equity funds in accordance with established policies of the RIPUC and MDTE. The rates used are based on the actual cost of debt and the allowed equity return.
Interest capitalized is shown as a reduction of interest expense and the equity allowance is included in other income (loss) in the accompanying Consolidated
Statements of Income.
Deferred Charges and Other Assets
     The Company defers and amortizes certain costs in a manner consistent with authorized or probable rate-making treatment.
     Deferred financing costs are amortized over the life of the related security while the remaining deferred regulatory charges and other assets are amortized over a recovery period specified by the respective regulatory commissions.
Deferred Charges and Other Assets include the following:

(thousands of dollars)             1999     1998
------------------------------------------------
Year 2000 costs                 $ 7,315  $ 2,518
Pension costs                     7,177    6,401
Goodwill, net                     4,624    2,839
Unamortized debt expense          3,888    3,204
Exogenous recovery (note 10)      2,450        -
Other deferred charges            3,277    4,035
                                -------  -------
   Total                        $28,731  $18,997
                                =======  =======
Temporary Cash Investments
     Temporary cash investments are short-term, highly liquid investments with original maturities to the Company of not more than 90 days.
Stock-based Compensation
     Compensation expense associated with awards of stock or options to employees is measured using the intrinsic value method of Accounting Principles
Board Opinion No. 25, "Accounting for Stock Issued to Employees"
(see Note 11).


Intangibles
     All intangible assets are amortized on a straight-line basis over their estimated useful lives. The goodwill and customer list amortization periods associated with the recent oil acquisitions are 20 years and 10 years, respectively.
Reclassifications
     Certain prior year amounts have been reclassified for consistent presentation with the current year.
2.   Subsequent Event - Merger
     On November 15, 1999, the Company and Southern Union announced that their
Boards of Directors unanimously approved a definitive merger agreement. ProvEnergy will serve as Southern Union's headquarters for its New England operations. The agreement calls for Southern Union to merge with the Company in a transaction valued at approximately $400 million, including assumption of debt. Under the terms of the agreement, the Company's shareholders will receive
$42.50 per share of Company stock in cash.
     Upon completion of the merger, Southern Union will serve approximately 1.5 million gas, electric, oil, and propane customers in Rhode Island, Massachusetts, Pennsylvania, Texas, Missouri, Florida, Connecticut, and Mexico.
     The Company will operate as an autonomous division of Southern Union with the headquarters remaining in Rhode Island, and pursuant to terms of the merger agreement, there will be no material changes in the immediate future to the operations of the Company. Southern Union will honor all of the Company's union contracts and no layoffs are anticipated as a result of the transaction. The
Company's Chairman and Chief Executive Officer, James H. Dodge, will also become a member of Southern Union's Board of Directors.
     The transaction may require certain legal approvals, including the approval of the holders of a majority of the outstanding Company shares, the Division, the RIPUC, the MDTE, the SEC, and FERC, as well as regulators in Texas, Missouri, Pennsylvania, and Florida, where Southern Union currently has operations.
3. Federal Income Taxes
     The Company records income taxes in accordance with the Statement of
Financial Accounting Standards No. 109, "Accounting for Income
Taxes", which
requires deferred taxes to be provided for all temporary differences.
   The following is a summary of the provision for Federal income taxes for the three years ended September 30:


(thousands of dollars)                        1999    1998    1997
--------------------------------------------------------------------
Current                                       $3,652  $2,526  $3,688
Deferred                                         888   1,131     703
                                              ------  ------  ------
Total Federal income tax
 provision                                    $4,540  $3,657  $4,391
                                              ======  ======  ======
     The effective Federal income tax rates and the reasons for their differences from the statutory Federal income tax rates are as follows:

                                               1999    1998   1997
--------------------------------------------------------------------
Statutory Federal income
 tax rates                                     34.0%   34.0%  34.0%
Reversing temporary differences                 (.8)    (.1)   (.3)
Amortization of
 investment tax credits                         (.4)    (.5)   (.4)
Non-deductible goodwill                          .6      .3      -
Other                                            .7      .8     .9
                                             ------  ------ ------
Effective Federal income
 tax rates                                     34.1%   34.5%  34.2%
                                             ======  ====== ======
     The Company's deferred tax assets and liabilities for each of the two years in the period ended September 30 are the result of the following temporary differences:


(thousands of dollars)                               1999       1998
--------------------------------------------------------------------


Long-term deferred taxes
------------------------
Tax assets
  Unamortized ITC                                $    719   $    773
  Other                                               222        413
Tax liabilities
  Property related                                (22,575)   (22,730)
  Pension costs                                      (125)      (237)
  Deferred charges                                 (2,392)      (511)
                                                 --------   --------
 Net deferred tax liability included
  in accompanying Consolidated Balance Sheets    $(24,151)  $(22,292)
                                                 ========   ========

Prepaid taxes
-------------
Tax assets
  Accounts receivable reserves                   $  1,288   $    970
  Property tax reserves                                61       (136)
  Other                                             1,358        927
Tax liabilities
  Employee severance                                   56         56
  Other                                              (139)      (109)
                                                 --------   --------
Net prepaid taxes                                   2,624      1,708
Prepaid gross earnings tax
 and other                                          1,591      3,647
                                                 --------   --------
Net prepaid and refundable taxes
 included in accompanying
 Consolidated Balance Sheets                     $  4,215   $  5,355
                                                 ========   ========
     Investment tax credits are amortized through credits to other income
(loss), over the estimated lives of related property.
4.   Lease Receivables
     Previously, the Company financed the installation of water heaters and
other appliances for its customers under one to three-year finance agreements.
Additionally, the Company leased water heaters and appliances to customers under
10-year sales-type leases.
Future minimum lease payments to be received are:
(thousands of dollars)
-------------------------------------------------
2000                                       $  389
2001                                          295
                                          -------
                                              684
Amount representing interest                  (99)
                                          -------
Amount representing principal             $   585
                                          =======
5.   Capitalization
A.   First Mortgage Bonds
     In April 1998, ProvGas issued $15 million of Series S First
Mortgage Bonds.
These First Mortgage Bonds bear interest at the rate of 6.82 percent and mature in April 2018. The net proceeds provided by this indebtedness were used to finance capital expenditures and pay down short-term debt.
     In September 1998, ProvGas repurchased $6.4 million of Series M
First
Mortgage Bonds. The cost of repurchase was comprised of $6.4 million in principal and $1.4 million in premium. The premium will be amortized over 30 years, which is the life of the Series T First Mortgage Bonds, which ProvGas issued in February 1999. ProvGas has received an order from the Division which permits the amortization of the bond premium over the life of this new debt.
     ProvGas issued $15 million in Series T First Mortgage Bonds on
February 8,
1999. These First Mortgage Bonds bear interest at the rate of 6.5 percent and mature in February 2029. The proceeds were used to reduce borrowings under lines of credit as well as for general corporate purposes.
   ProvGas' First Mortgage Bonds are secured by a lien on substantially all of the tangible and real property.


     As of September 30, 1999, the annual sinking fund requirements and maturities of long-term debt are as follows:
(thousands of dollars)
------------------------
2000                      $  2,509
2001                         2,509
2002                         1,601
2003                         1,600
2004 and thereafter         81,600
                          --------
                          $ 89,819
                          ========
     The Company's ability to pay dividends is largely dependent on the continuing operations of ProvGas. Approximately $20 million of ProvGas' retained earnings is available for dividends under the most restrictive terms of ProvGas'
First Mortgage Bond Indenture.
B.   Other Long-term Debt
     During 1997, the Company financed equipment purchases of approximately
$3,328,000 through the issuance of long-term notes to IBM Credit
Corporation.
The notes have five-year terms and interest rates ranging from 4.9 to 7.5
percent. As of September 30, 1999, the maturities of these long-term notes over the next five years are $663,000 in 2000, $704,000 in 2001, $480,000 in 2002,
$69,000 in 2003, and $78,000 in 2004 and thereafter.
     The remainder of the other long-term debt consists primarily of an amount due to a former owner of an acquired company.
C.   Redeemable Preferred Stock
     ProvGas' preferred stock, which consists of 80,000 shares of $100 par value, has an 8.7 percent cumulative annual dividend rate payable on a quarterly basis, and has no voting power or privileges. The stock is subject to a cumulative annual sinking fund requirement of 16,000 shares per year at par
($1,600,000) plus accrued or unpaid dividends which commenced in February 1997.
Accordingly, 16,000 shares were redeemed by ProvGas at par value in February
1999 and 1998. Under the agreement, in addition to the sinking fund redemptions required, the Company has the option to redeem the final 16,000 shares of preferred stock on March 1, 2000.
6.   Notes Payable
     The Company meets seasonal cash requirements and finances capital expenditures on an interim basis through short-term bank borrowings.
As of
September 30, 1999, the Company had lines of credit totaling
$74,000,000 with
borrowings outstanding of $38,250,000. The Company pays a fee for its lines of credit rather than maintaining compensating balances. The weighted average short-term interest rate for borrowings outstanding at the end of the year was
5.52 percent in 1999, 5.86 percent in 1998, and 5.79 percent in 1997.
7.   Employee Benefits
A.   Retirement Plans
     The Company has two pension plans providing retirement benefits for most of its employees. The benefits under the plans are based on years of service and the employee's final average compensation. It is the Company's policy to fund at least the minimum required contribution.
     The following table sets forth the funding status of the pension plans and amounts recognized in the Company's Consolidated Balance Sheets at September 30,
1999 and 1998:

(thousands of dollars)                                1999     1998
-----------------------------------------------------------------------
Accumulated benefit obligation,
  including vested benefit obligation
  of $(47,881) as of September 30,
  1999 and $(46,175) as of
  September 30, 1998                             $ (57,017)  $
(54,986)
                                                 =========     ========
Projected benefit obligation for
  service rendered to date                       $ (72,366)  $
(71,540)
Plan assets at fair value (primarily
  listed stocks, corporate bonds, and
  U.S. bonds)                                       83,137       74,862
                                                 ---------   ----------


Excess of plan assets over
  projected benefit obligation                    10,771      3,322
Unrecognized (gain)                              (19,749)    (9,872)
Unrecognized prior service cost                    4,056      2,559
Unrecognized net transition asset
  being recognized over 15 years
  from October 1, 1985                              (136)      (272)
                                                 -------   --------
Net accrued pension cost included
  in accrued pension and accounts payable
  at September 30, 1999 and 1998                 $(5,058)  $ (4,263)
                                                 =======   ========

Net pension cost for fiscal years 1999, 1998, and 1997 included the following components:

(thousands of dollars)                      1999      1998       1997


--------------------------------------------------------------------------------
Service cost                             $  2,285   $ 1,989   $  1,824
Interest cost on benefit obligations        4,993     4,904      4,583
Actual return on plan assets              (11,605)   (1,338)   (16,458)
Net amortization and deferral               5,123    (6,515)    10,526
                                         --------   -------   --------
Net periodic pension cost                     796      (960)       475
Adjustments due to regulatory
  action                                     (796)      960       (475)
                                         --------   -------   --------
Net periodic pension cost recognized
  in earnings                            $      -   $     -   $      -
                                         ========   =======   ========
     In 1999, the discount rate and rate of increase in future compensation levels used in determining the projected benefit obligation were
7.25 percent
and 5 percent, respectively. The expected long-term rate of return on assets was
9 percent in 1999.
     In 1998, the discount rate and rate of increase in future compensation levels used in determining the projected benefit obligation were
6.75 percent
and 5 percent, respectively. In 1997, the discount rate and rate of increase in future compensation levels used in determining the projected benefit obligation were 8 percent and 6 percent, respectively. The expected long-term rate of return on assets was 9 percent in 1998 and 1997.
     ProvGas recovers pension costs in rates when such costs are funded.
Therefore, the amount by which funding differs from pension expense, determined in accordance with GAAP, is deferred and recorded as a regulatory asset or liability.
B.   Post-retirement Benefits Other Than Pensions
     ProvGas currently offers retirees who have attained age 55 and worked five years for ProvGas, healthcare and life insurance benefits during retirement.
These benefits are similar to the benefits offered to active employees.
Although retirees are not required to make contributions for healthcare and life insurance benefits currently, future contributions may be required if the cost of healthcare and life insurance benefits during retirement exceed certain limits.
     Since 1993, post-retirement benefit costs for active employees are recorded by ProvGas on an accrual basis, ratably over their service periods.
Benefits of
$10,526,000 earned prior to 1993 have been deferred as an unrecognized transition obligation, which ProvGas is amortizing over a 20-year period.
     ProvGas funds its post-retirement benefit obligation by contributions to a
VEBA Trust. Total contributions of $1,177,000 in 1999, $1,308,000 in
1998, and
$1,372,000 in 1997 were made to the VEBA Trust.
     ProvGas recovers its post-retirement benefit obligation in rates to the extent allowed by the RIPUC. The RIPUC generally allows such costs to be recovered if amounts are funded into tax-favored investment funds, such as the
VEBA Trust. Accordingly, ProvGas fully recovered its 1999, 1998, and 1997 post-retirement obligations because such obligations were funded through the VEBA
Trust. In addition, in September 1996, the RIPUC approved a ratable recovery of the cumulative unrecovered difference of $1,041,000 during 1997, 1998, and 1999.
Of the total post-retirement benefit obligations, $1,523,000, $1,654,000, and
$1,718,000, were included in rates during 1999, 1998, and 1997, respectively.
   The healthcare and life insurance benefits' costs and accumulated post-retirement benefit obligation for 1999, 1998, and 1997 are calculated by
ProvGas' actuaries using assumptions and estimates which include:



                                                  1999   1998   1997
---------------------------------------------------------------------
Healthcare cost annual growth rate                7.55%   9.0%  10.2%
Healthcare cost annual growth rate - long-term    4.75    6.0    6.0
Expected long-term rate of return (union)          8.5    8.5    8.5
Expected long-term rate of return (non-union)      5.5    5.5    5.5
Discount rate                                     7.25   6.75    8.0
     The healthcare cost annual growth rate significantly impacts the estimated benefit obligation and annual expense. For example, in 1999, a one percent increase in the above rates would increase the obligation by $745,000 and the annual expense by $77,000. Decreasing the assumed health care cost annual growth rate by one percent would decrease the obligation by $596,000 and the annual expense by $62,000.
   The obligations and assets for the healthcare and life insurance benefits at
September 30, 1999 and 1998 are as follows:

(thousands of dollars)                    1999        1998
-------------------------------------------------------------

Accumulated post-retirement benefit
 obligation as of the end of the
 prior fiscal year                      $(12,886)   $(11,748)
Service cost                                (273)       (243)
Interest cost                               (848)       (945)
Actuarial loss/(gain) and
 assumption change                           872        (660)
Expected benefits paid                       724         710
                                        --------    --------
Accumulated post-retirement benefit
 obligation as of the end
 of the fiscal year                      (12,411)    (12,886)
                                        --------    --------

Fair value of plan assets as of
 the beginning of the year                 5,684       4,704
Return on plan assets                        627         377
Employer contributions                     1,177       1,308
Expenses paid                                (13)        (18)
Benefits paid                               (590)       (687)
                                        --------    --------
Fair value of plan assets
 as of the end of the year                 6,885       5,684
                                        --------    --------

Unfunded post-retirement benefit
 obligation                               (5,526)     (7,202)
Unrecognized transition obligation         7,368       7,895
Unrecognized net (gain) or loss           (1,842)       (693)
                                        --------    --------
Prepaid post-retirement
 benefit obligation included
 in the accompanying Consolidated
 Balance Sheets                         $      -    $      -
                                        ========    ========
     ProvGas' actuarially determined healthcare and life insurance benefits' costs for 1999, 1998, and 1997 include the following:

(thousands of dollars)            1999      1998     1997
-----------------------------------------------------------

Service cost                     $  273    $  243   $  228
Interest cost                       849       945      896
Actual return on plan assets       (471)     (406)    (278)
Amortization and deferral           526       526      526
                                 ------    ------   ------
Total annual plan costs          $1,177    $1,308   $1,372
                                 ======    ======   ======
C.    Supplemental Retirement Plans

     The Company provides certain supplemental retirement plans for key employees. The projected benefit obligation is approximately
$2,111,000 which is
being accrued over the service period of these key employees. The supplemental retirement plans are unfunded. ProvGas accrued and expensed
$407,000, $61,000,
and $612,000, related to these benefits in 1999, 1998, and 1997, respectively.


D.  Performance and Equity Incentive Plan
     The Providence Energy Corporation Performance and Equity Incentive Plan provides that up to 225,000 shares of common stock, as well as cash awards, can be granted to key employees, including employees of ProvGas, at no cost to the employees. Key employees who receive common shares are entitled to receive dividends, but full beneficial ownership vests on the fifth anniversary of the date of the grant provided the participant is still employed by the Company.
Vesting may be accelerated under certain circumstances, including a change in control. This plan also provides for cash compensation to key employees.
     The executive compensation incentive awards totaled approximately $715,000 for 1999, $459,000 for 1998, and $439,000 for 1997. Amounts paid in cash are
charged to expense when earned. However, amounts paid in restricted stock are deferred and amortized to expense over the five-year vesting period.
     Of the $715,000 1999 award, $483,000 will be paid in cash during 2000. Of the $459,000 1998 award, $310,000 was paid in cash during 1999. Of the $439,000
1997 award, $297,000 was paid in cash during 1998. Grant shares totaling 7,566,
7,230, and 5,989, were purchased by the Company and reissued to key employees during 1999, 1998, and 1997, respectively.
E.  Restricted Stock Incentive Plan
     The Restricted Stock Incentive Plan, which was discontinued in
1998,
provided that up to 60,000 shares of common stock may be granted to employees of the Company with at least three months of service, who were not officers or covered by a collective bargaining agreement, at no cost to the employee. All participants were entitled to receive dividends; however, full beneficial ownership vests on the third anniversary of the date of the grant provided that the participant is still employed by the Company. Vesting may be accelerated under certain circumstances.
     The purchase of 4,230 shares for the Restricted Stock Incentive Plan for the 1997 award occurred in 1998 at a cost of approximately $90,000. All amounts awarded under the Restricted Stock Incentive Plan are deferred and amortized to expense over a three-year period.
F.  1998 Performance Share Plan
     Effective October 1, 1998, the Board of Directors adopted a
Performance
Share Plan to encourage executives' interest in longer-term performance by keying incentive payouts to the total return performance of the Company's common stock in relation to that of other companies in the Edward Jones & Company gas distribution group of approximately 30 companies and to the change in the
Company's stock price over three-year performance periods. The number of shares earned will range from 50 percent to 150 percent of awarded shares, if based on the relative total shareholder return method, and 50 percent to 100 percent, if based on the increase in the Company's stock price during the three-year period.
These levels were developed to bring total compensation levels at the Company more in line with survey data for the relevant labor market. No shares will be earned unless shareholders have earned a minimum annual return over the three-year period equal to the total annual return for 30-year Treasury notes during such period. Upon the occurrence of a change in control, unless otherwise prohibited, the opportunities under all outstanding awards shall be deemed to have been fully earned for the entire performance period as of the effective date of the change in control. Dividends will not be paid on the shares until they are earned. Awards will be paid half in cash and half in stock. During
1999, 38,000 shares were granted under this plan.
8.  Commitments and Contingencies
A.  Legal Proceedings
     The Company is involved in legal and administrative proceedings in the normal course of business, including certain proceedings involving material amounts in which claims have been or may be made. However, management believes, after review of insurance coverage and consultation with legal counsel, that the ultimate resolution of the legal proceedings to which it is or can at the present time be reasonably expected to be a party, will not have a materially adverse effect on the Company's results of operations or financial condition.
B.  Capital Leases
     ProvGas has a capital lease with Algonquin for storage space in a LNG tank.
The capital lease arrangement also provides that Algonquin lease from ProvGas, for a corresponding term at an annual amount of $150,000, the land on which the tank is situated. ProvGas also leases certain information systems and other equipment under capital leases.


Property under Capital Leases:
-----------------------------


(thousands of dollars)                   1999         1998
------------------------------------------------------------

     Gas Plant                         $ 6,116     $ 6,116
     Computer and other equipment          568       1,988
     Accumulated depreciation           (6,067)     (6,937)
                                       -------     -------
                                       $   617     $ 1,167
                                       =======     =======


Commitments for Capital Leases are:
-----------------------------------


                                       *LNG      Computer
(thousands of dollars)                 Storage   Equipment     Total
--------------------------------------------------------------------

2000                                   $   136     $   144   $   280
2001                                       136         144       280
2002                                         -          69        69
2003                                         -          34        34
2004                                         -           2         2
                                       -------     -------   -------
                                       $   272     $   393   $   665
                                       -------     -------   -------
Amount representing interest                                    (109)
                                                             -------
Amount representing principal                                $   556
                                                             =======

* This capital lease will be terminated once the terms of the contract with
Algonquin, which is described below, are met.
C.  Operating Leases
     The Company also leases facilities and equipment under
operating leases
with total future payments as of September 30, 1999 as follows:
(thousands of dollars)
----------------------
2000  $ 205
2001    145
2002     61
      -----
      $ 411
      =====
D.  Gas Supply
     As part of the Price Stabilization Plan Settlement Agreement described in
Note 10, ProvGas entered into a full requirements gas supply contract with DETM, a joint venture of Duke Energy Corporation and Mobil Corporation, for a term of three years commencing October 1, 1997. Under the contract, DETM guarantees to meet ProvGas' supply requirements; however, ProvGas must purchase all of its gas supply exclusively from DETM. In addition, under the contract, ProvGas transferred responsibility for its pipeline capacity resources, storage contracts, and LNG capacity to DETM. As a result, ProvGas' gas inventories of approximately $18 million at September 30, 1997 were sold at book value to DETM on October 1, 1997.
     In addition to providing supply for firm customers at a fixed price, DETM will provide gas at market prices to cover ProvGas' non-firm sales customers' needs and to make up the supply imbalances of transportation customers. DETM will also provide various other services to ProvGas' transportation service customers including enhanced balancing, standby, and the storage and peaking services available under ProvGas' approved FT-2 storage service effective
December 1, 1997. DETM will receive the supply-related revenues from these services in exchange for providing the supply management inherent in these services.
     Included in the DETM contract are a number of other important features.
ProvGas has retained the right to continue to make gas supply portfolio changes to reduce supply costs. To the extent ProvGas makes such changes, ProvGas must keep DETM whole for the value lost over the remainder of the contract period.
The outsourcing of day-to-day supply management relieves ProvGas of the need to perform certain upstream supply management functions. This will make it possible for ProvGas to take on the additional supply management workload required by the further unbundling of firm sales customers without major staffing additions.
     ProvGas has entered into an agreement replacing its existing service contract with Algonquin, a subsidiary of Duke Energy Corporation. Algonquin is the owner and operator of a LNG tank located in Providence, Rhode Island.
ProvGas relies upon this service to provide gas supply into its distribution system during the winter period. The service provided for in the agreement, subject to the successful completion of construction, is expected to begin in the first quarter of fiscal
2000. Under
the terms of the agreement, Algonquin replaced and expanded the vaporization
capability at the tank. ProvGas will receive approximately $2.6 million from
Algonquin. Of the $2.6 million, approximately $.9 million represents reimbursement received by ProvGas in 1999 for costs incurred related to the
project including labor, engineering, and legal expenses. The remaining portion
of the payment, or approximately $1.7 million, will be paid to DETM under
ProvGas' contract with DETM as reimbursement for the additional costs that DETM
will incur when the Algonquin storage capacity is released to DETM as provided
for in the gas supply contract described above. This payment is expected 60 days
after the in-service date of the project.
     In June 1999, the FERC issued an order in Docket Number
CP99-113 approving
Algonquin's project described above. In that order FERC also approved the new
10-year contract between Algonquin and ProvGas for service from the tank. Also
approved was ProvGas' parallel filing, PR99-8, requesting regulatory authorization to charge Algonquin for transportation of gas vaporized for other
Algonquin customers and transported by ProvGas to the Algonquin pipeline on
behalf of those customers.
     As a result of FERC Order 636 and other related orders, pipeline transportation companies have incurred significant costs, collectively known as
transition costs. The majority of these costs will be reimbursed by the pipeline's customers, including ProvGas. ProvGas estimates its transition costs to be approximately $21.7 million, of which $16.2 million has been included in
the GCC and collected from customers through September 30, 1997. As part of the
above supply contract, DETM assumed liability for these transition costs during
the contract's three-year term. At the end of the three-year term of the
contract, the Company will assume any remaining liability, which is not expected
to be material.
E.  Environmental Matters
     Federal, state, and local laws and regulations establishing standards and
requirements for the protection of the environment have increased in number and
in scope within recent years. The Company cannot predict the future impact of
such standards and requirements, which are subject to change and can take effect
retroactively. The Company continues to monitor the status of these laws and
regulations. Such monitoring involves the review of past activities and current
operations, and may include expending funds to investigate or clean up certain
sites. To the best of its knowledge, subject to the following, the
Company
believes it is in substantial compliance with such laws and
regulations.
     At September 30, 1999, the Company was aware of five sites at which future
costs may be incurred.
Plympton Sites (2)
------------------
     The Company has been designated as a PRP under the Comprehensive Environmental Response Compensation and Liability Act of 1980 at two sites in
Plympton, Massachusetts on which waste material is alleged to have been deposited by disposal contractors employed in the past either directly or
indirectly by the Company and other PRPs. With respect to one of the
Plympton
sites, the Company has joined with other PRPs in entering into an
Administrative
Consent Order with the Massachusetts Department of Environmental
Protection. The
costs to be borne by the Company, in connection with both Plympton sites, are
not anticipated to be material to the financial condition of the
Company.
Providence Site
---------------
     During 1995, the Company began a study at its primary gas distribution facility located in Providence, Rhode Island. This site formerly contained a manufactured gas plant operated by the Company. As of September 30, 1999, approximately $3.0 million had been spent primarily on studies and the formulation of remediation work plans at this site. In accordance with state laws, such a study is monitored by the DEM. The purpose of this study was to determine the extent of environmental contamination at the site. The Company has completed the study which indicated that remediation will be required for two-thirds of the property. The remediation began in June 1999 and is anticipated to be completed during the next fiscal year. During this remediation period, the remaining one-third of the property will also be investigated and remediated if necessary.
     The Company has compiled a preliminary range of costs, based on removal and off-site disposal of contaminated soil, ranging from $7.0 million to in excess of $9.0 million. However, because of the uncertainties associated with environmental assessment and remediation activities, the future cost of remediation could be higher than the range noted. Based on the proposals for remediation work, the Company has a net accrual of $6.1 million at September 30,
1999 for anticipated future remediation costs at this site.


Westerly Site
-------------
     Tests conducted following the discovery of an abandoned
underground oil
storage tank at the Company's Westerly, Rhode Island operations center in 1996
confirmed the existence of coal tar waste at this site. As a result, the Company
completed a site characterization test. Based on the findings of that test, the
Company concluded that remediation would be required. As of
September 30, 1999,
the Company had removed an underground oil storage tank and regulators containing mercury disposed of on the site, as well as some localized contamination. The costs associated with the site characterization test and
partial removal of soil contaminants were shared equally with the former owner
of the property. The Company is currently engaged in negotiations to transfer
the property back to the previous owner, who would continue to remediate the
site. The purchase and sale agreement is anticipated to be signed during fiscal
2000, at which time the previous owner will assume responsibility for removal of
coal tar waste on the site. The Company remains responsible for cleanup of any
mercury released into adjacent water. Contamination from scrapped meters and
regulators, which was discovered in 1997, was reported to the DEM and the Rhode
Island Department of Health and the Company has completed the necessary remediation. Costs incurred by the Company to remediate this site were approximately $.1 million.
Allens Avenue Site
------------------
     In November 1998, the Company received a letter of
responsibility from DEM
relating to possible contamination on previously-owned property on
Allens Avenue
in Providence. The current operator of the property has been similarly notified.
Both parties have been designated as PRPs. A work plan has been created and
approved by DEM. An investigation has begun in order to determine the extent of
the problem and the Company's responsibility. The Company has entered into a
cost sharing agreement with the current operator of the property, under which
the Company will be held responsible for approximately 20 percent of the costs
related to the investigation. Total estimated costs of testing at this site are
anticipated to be approximately $.2 million. Until the results of the investigation are known, the Company cannot offer any conclusions as to its
responsibility.
General
-------
     In prior rate cases filed with the RIPUC, ProvGas requested that environmental investigation and remediation costs be recovered by inclusion in its depreciation factors consistent with the rate recovery treatment for all types of cost of removal. Due to the magnitude of ProvGas' environmental investigation and remediation expenditures, ProvGas sought current recovery for these amounts. As a result, in accordance with the Price
Stabilization Plan
Settlement Agreement described in Note 10, effective October 1,
1997, all
environmental investigation and remediation costs incurred through September 30,
1997, as well as all costs incurred during the three-year term of the Plan, will be amortized over a 10-year period, in accordance with the levels authorized in
Energize RI. Additionally, it is ProvGas' practice to consult with the RIPUC on a periodic basis when, in management's opinion, significant amounts might be expended for environmental-related costs. As of September 30, 1999, ProvGas has incurred environmental assessment and remediation costs of $4.7 million and has a net accrual of $6.1 million for future costs.
     Management has begun discussions with other parties who may assist ProvGas in paying the costs associated with the remediation of the above sites. Management believes that its program for managing environmental issues, combined with rate recovery and financial contributions from others, will likely avoid any material adverse effect on its results of operations or its financial condition as a result of the ultimate resolution of the above sites.
F.  Purchase Commitments
     At September 30, 1999 and 1998, the non-regulated operation had forward purchase commitments for its supply needs with market values of approximately
$13.8 million and $15.2 million, respectively. These contracts were acquired at costs of approximately $12.2 million and $15.6 million, respectively, and have maturities of less than one year. All financial instruments held by the Company currently qualify as hedges due to either anticipated sales contracts or firm sales commitments.
9.  Fair Value of Financial Instruments
     The following methods and assumptions were used to estimate the fair value disclosures for the following financial instruments:


Cash, Cash Equivalents, Accounts Payable, and Short-term Debt
-------------------------------------------------------------
     The carrying amount approximates fair value due to the
short-term maturity
of these instruments.
Financial Instruments for Hedging
---------------------------------
     The fair value of financial instruments for hedging are the same as the
carrying amount on the balance sheet as these instruments were marked to market
at September 30, 1999 and 1998.
Long-term Debt and Preferred Stock
----------------------------------
     The fair value of long-term debt and preferred stock is estimated based on currently quoted market prices for similar types of issues.
     The carrying amounts and estimated fair values of the Company's financial instruments at September 30 are as follows:



                                          1999               1998
                                 --------------------
------------------
                                   Carrying     Fair    Carrying
Fair
(thousands of dollars)              Amount     Value     Amount
Value
-----------------------------------------------------
------------------


Cash and cash equivalents          $ 2,804    $ 2,804   $ 2,006  $
2,006
Financial instruments
 for hedging                           114        114       169
169
Accounts payable                    12,199     12,199     9,310
9,310
Short-term debt                     38,250     38,250    20,079
20,079
Long-term debt                      94,836     90,099    83,388
96,024
Preferred stock                      3,200      3,223     4,800
5,040

     The difference between the carrying amount and the fair value of ProvGas' preferred stock and 1998 long-term debt, if they were settled at amounts reflected above, would likely be recovered in ProvGas' rates over a prescribed amortization period. Accordingly, any settlement should not result in a material impact on ProvGas' financial position or results of operations.
10. Rate Changes
A.  Price Stabilization Plan Settlement Agreement
     In August 1997, the RIPUC approved Energize RI among ProvGas, the Division, the Energy Council of Rhode Island, and the George Wiley Center. Effective
October 1, 1997 through September 30, 2000, Energize RI provides firm customers with a price decrease of approximately 4.0 percent in addition to a three-year price freeze. Under Energize RI, the GCC mechanism has been suspended for the entire term. Also, in connection with the Plan, ProvGas wrote off approximately
$1.5 million of previously deferred gas costs in October 1997.
Energize RI also
provides for ProvGas to make significant capital investments to improve its distribution system and support economic development. Specific capital improvement projects funded under Energize RI are estimated to total approximately $26 million over its three-year term. In addition, under Energize
RI, ProvGas provides funding for the Low-Income Assistance Program at an annual level of $1.0 million, the Demand Side Management Rebate Program at an annual level of $.5 million and the Low-Income Weatherization Program at an annual level of $.2 million. Energize RI also continues the process of unbundling by allowing ProvGas to provide unbundled service offerings for up to 10 percent per year of firm deliveries.
     As part of Energize RI, ProvGas has reclassified and is amortizing approximately $4.0 million of prior environmental costs. These costs and all environmental costs incurred during the term of the Plan will be amortized over a 10-year period, in accordance with the levels authorized Energize RI.
     Under Energize RI, ProvGas may earn up to 10.9 percent, but not less than
7.0 percent, annually on its average common equity, which is capped at $81.0 million, $86.2 million, and $92.0 million in fiscal 1998, 1999, and 2000, respectively. In the event that ProvGas earns in excess of 10.9 percent or less than 7.0 percent, ProvGas will defer revenues or costs through a deferred revenue account over the term of the Plan. Any balance in the deferred revenue account at the end of the Plan will be refunded to or recovered from customers in a manner to be determined by all parties to the Plan and approved by the
RIPUC.


     As part of Energize RI, ProvGas is permitted to file annually with the
Division for the recovery of exogenous changes which may occur during the three-year term of the Plan. Exogenous changes are defined as "...significant increases or decreases in ProvGas' costs or revenues which are beyond ProvGas' reasonable control." Any disputes between ProvGas and the Division regarding either the nature or quantification of the exogenous changes are to be resolved by the RIPUC. The impact of any such exogenous changes will be debited or credited to a regulatory asset or liability account throughout the term of
Energize RI and will be recovered or refunded at the expiration of the Plan through a method to be determined.
     In fiscal 1998, ProvGas did not earn its allowed rate of return primarily as a result of the extremely warm winter weather and the loss of non-firm margin. ProvGas believed the causes of these two events were beyond its reasonable control and thus deemed them to be exogenous changes. In March 1999,
ProvGas reached an agreement with the Division, which allowed it to recover
$2.45 million in revenue losses attributable to exogenous changes experienced by
ProvGas in fiscal 1998. The RIPUC reviewed the exogenous changes agreement to ensure consistency with the terms of Energize RI and affirmed the agreement at its May 28, 1999 open meeting.
     During fiscal 1999, ProvGas recognized into revenue $2.45 million for the exogenous changes recovery, and at year-end has deferred approximately $.5 million of revenue under the provisions of the earnings cap of Energize RI.
     ProvGas intends to file for recovery of exogenous changes experienced in
1999 which resulted from factors similar to 1998. Absent further exogenous recovery and/or other factors such as colder than normal weather, ProvGas' ability to earn a 10.9 percent return on average common equity in the final year of Energize RI is substantially impaired.
B.  North Attleboro Gas Rate Increase
     In October 1991, the MDTE released its settlement order in regards to a rate request which included a qualified phase-in plan.
     The rate settlement required North Attleboro Gas to classify
$545,000 of
gas plant as plant held for future use. This plant is eligible to be included in future rates since North Attleboro Gas has met certain growth requirements which were required by the year 2000. North Attleboro Gas capitalized
AFUDC and other
costs of approximately $18,000 in 1998, and $37,000 in 1997 that related primarily to the gas plant not yet phased into North Attleboro Gas' rates under the plan. North Attleboro Gas amortized $76,000 in 1999, $214,000 in 1998, and
$214,000 in 1997, of amounts previously deferred.
11. Stock Rights and Options
     Currently, one common stock purchase right is attached to each outstanding share of common stock. Each right entitles the holder to purchase one share of common stock at a price of $70 per share, subject to adjustment. In the event that certain transactions as defined in the common stock purchase rights agreement occur, each common stock purchase right will become exercisable for that number of shares of common stock of the acquiring company (or of the
Company in certain circumstances) which at the time of the transaction has a market value of two times the exercise price. These rights expire on August 17,
2008 and may be redeemed by a vote of the Directors at a redemption price of
$.01 per common stock purchase right. Due to the antidilutive characteristics of these rights, there is no assumed impact on earnings per share.
     The Company offered two stock option plans for officers, directors, and key employees which covered 250,000 shares of the Company's common stock. Options under the plans were granted at an exercise price equal to fair market value at the date of grant. The options expire 10 years from the date of grant and in the case of options granted to the directors, the options become exercisable after the first anniversary of the date of such grant.
     Pursuant to the provisions of the plans, each plan terminated on November
3, 1998 which was 10 years from the effective date of the plan. Any options outstanding under either of the plans shall remain in effect according to the plans' terms and conditions.
     In connection with the purchase of the oil distribution companies, the
Company issued an option to purchase 100,000 shares of its common stock to a former owner of an acquired company in 1998.
     Stock option data are summarized as follows for the years ended
September
30, 1999, 1998, and 1997:






Weighted
                                                    Number
Average
                                                  of Shares
Exercise Price

----------------------------------------------------------------------------



Outstanding, September 30, 1996                      62,238
$16.77


Granted                                               9,319
17.50
Exercised                                            (2,130)
16.11
Expired                                             (10,009)
17.71
                                                   --------
------
Outstanding, September 30, 1997                      59,418
16.75


Granted                                             100,000
23.00
Exercised                                            (6,852)
16.79
Expired                                                   -
   -
                                                   --------
------
Outstanding, September 30, 1998                     152,566
20.85


Granted                                                   -
   -
Exercised                                              (706)
19.00
Expired                                              (1,206)
16.95
                                                   --------
------
Outstanding, September 30, 1999                     150,654
$20.62
                                                   ========
======


     The following table sets forth information regarding options outstanding at
 September 30, 1999:

Number of Options                           150,654
Range of Exercise Prices                 $   13.875 - $23
Number Currently Exercisable                150,654
Weighted Average Exercise Price          $    20.62
Weighted Average Remaining Life                4.89 years
Weighted Average Exercise Price for
 Currently Exercisable                   $    20.62
     At September 30, 1998 and 1997, 152,566 and 50,927 were currently exercisable, respectively.
     As described in Note 1, the Company uses the intrinsic method to measure compensation expense associated with grants of stock options or awards to employees. Had the Company used the fair value method to measure compensation, reported net income would have been $6,396,000 in 1998 and $7,822,000 in 1997.
Earnings per share for fiscal year 1998 would have been $1.08. Earnings per share for fiscal 1997 remain unchanged. Earnings per share for fiscal 1999 remain unchanged as there were no options granted during the year.
     For purposes of determining the above disclosure required by Statement of
Financial Accounting Standards No. 123, the fair value of options on their grant date was measured using the Black-Scholes option pricing model. Key assumptions used to apply this pricing model were as follows:


                                           1998   1997
                                           -----  -----

Risk-free interest rate                    5.01%  5.43%
Expected life of option grants (years)      4.0    7.0
Expected volatility of underlying stock      15%    15%

     The pro-forma presentation only includes the effects of grants made subsequent to October 1, 1996. The estimated fair value of option grants made during 1998 and 1997 was $.70 and $1.41, respectively, per option.
     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.
     In January 1997, the shareholders of the Company adopted the Non-Employee
Director Stock Plan, which provides that up to 50,000 shares of common stock may be granted to non-employee directors. The shares are granted, at no cost to the director, on the first day of each fiscal year based on each director's aggregate fees earned in the prior fiscal year. All participants are entitled to vote the grant shares and receive dividends on the grant shares, however, full beneficial ownership vests on the third anniversary of the grant date provided the participant is still a director of the Company. Vesting may be accelerated under certain circumstances.
The Company issued 1,963 and 2,131 shares under the Non-Employee
Director Stock
Plan in 1999 and 1998, respectively.
12.  Hedging
     The Company's strategy is to use financial instruments for hedging purposes to manage the impact of market fluctuations on contractual commitments. The
Company's non-regulated operation uses financial instruments to manage market risks and to reduce its exposure to fluctuations in the market prices of home heating oil, diesel, kerosene, and natural gas.
     The futures and option contracts, had net unrealized gains of approximately
$40,000, which have been deferred on the accompanying Consolidated
Balance
Sheets at both September 30, 1999 and 1998.
     At September 30, 1999 and 1998, the estimated fair market value of the forward contracts totaled approximately $13.8 million and $15.2 million and were acquired at costs of approximately $12.2 million and $15.6 million.
The fair
market value of these forward contracts is based on quoted market prices and the contracts have maturities of less than one year.
13.  Earnings per Share
     During 1998, the Company adopted the provisions of SFAS No. 128
"Earnings
Per Share". Under the provisions of SFAS No. 128, basic earnings per share replaces primary earnings per share and the dilutive effect of stock options are excluded from the calculation. Fully diluted earnings per share are replaced by diluted earnings per share and include the dilutive effect of stock options and warrants, using the treasury stock method. All prior period earnings per share data have been restated to conform to the requirements of SFAS No. 128.
     A reconciliation of the weighted average number of shares outstanding used in the computation of basic and diluted earnings per share for the three years ended September 30, is as follows:


                              1999       1998       1997
                            ---------  ---------  ---------

Weighted average
  shares                    6,015,691  5,919,699  5,790,087

Effect of dilutive stock
  options                      18,443      9,963      4,260
                            ---------  ---------  ---------
Weighted average
  shares diluted            6,034,134  5,929,662  5,794,347
                            =========  =========  =========

     The net income used in the calculation for basic and diluted earnings per share agrees with the net income appearing in the accompanying Consolidated
Financial Statements.
14.  Investments
     In July 1998, the Company and ERI Services, Inc. agreed to form CCEC. The joint venture is owned 50 percent by the Company's subsidiary, ProvEnergy Power
Company, LLC and 50 percent by ERI Services' subsidiary, ERI
Providence, LLC.
CCEC's wholly-owned subsidiary DownCity Energy Company, LLC, was selected as the exclusive electric, heat, air conditioning, and related service provider for the next 30 years for most of the Providence Place Mall, which opened in August
1999. The Company had invested, primarily as bridge financing, $11.1 million of its total projected investment of $15 million at September 30, 1999. The Company anticipates obtaining permanent financing for the Mall during the first quarter of fiscal 2000, after which the Company projects its equity investment in the mall to approximate $3.0 million.
15.  Acquisitions
     In July 1999, the Company acquired Keenan Oil Services, Inc. of
Warwick,
Rhode Island, which serves approximately 2,700 full-service residential customers. In November 1997, the Company acquired all of the outstanding stock of the Super Service Companies as well as all the assets of the Mohawk Companies. These acquisitions in conjunction with the purchase of three small oil companies' customer lists in
1998 serve as a valuable market entry as a full service heating oil company.
     The amounts related to the purchases of these companies are not material to the financial position of the Company. These acquisitions have been accounted for as purchases and, accordingly, operating results of these businesses subsequent to the date of acquisition have been consolidated in the financial statements of the Company. Pro-forma results of operations, which include the operating results of these acquisitions, are not materially different than the operating results presented.
     On October 1, 1999, the Company acquired the customer list of one small oil company servicing approximately 600 customers in Northern Rhode Island.
     The Company continues to assess the energy market for potential acquisitions to fulfill its vision.
16.  Operating Segments
     The Company's operations are classified into two principal reportable segments: Regulated Operations and Non-regulated Operations.
     The Regulated Operations consists primarily of natural gas sales and distribution to residential, commercial, and industrial customers.
The Non-
regulated Operations consists of heating oil, motor oil, and gas commodity sales to residential, commercial, and industrial customers and other energy management projects, which include project development fees.
     The accounting policies used to develop segment information correspond to those described in Note 1, "Significant Accounting Policies". The Company evaluates performance based on net income.

(thousands of dollars)                     1999          1998
 1997

-----------------------------------------------------------------------------
Energy Revenues
---------------
     Regulated operation                $   183,373   $  189,034   $
 215,258
     Non-regulated operation                 41,656       33,078
   5,162
                                        -----------   ----------
----------
     Total                              $   225,029   $  222,112   $
 220,420
                                        ===========   ==========
==========
Interest Expense
----------------
     Regulated operation                $     7,660   $    7,600   $
   7,570
     Non-regulated operation                    441          400
      23
                                        -----------   ----------
----------
     Total reportable segments                8,101        8,000
   7,593
     Parent company                             599          133
      10
                                        -----------   ----------
----------
     Total                              $     8,700   $    8,133   $
   7,603
                                        ===========   ==========
==========
Depreciation and amortization
-----------------------------
     Regulated operation                $    16,925   $   13,962   $
  12,869
     Non-regulated operation                    571          523
       5
                                        -----------   ----------
----------
     Total                              $    17,496   $   14,485   $
  12,874
                                        ===========   ==========
==========
Income tax expense
------------------
     Regulated operation                $     5,083   $    4,655   $
   4,785
     Non-regulated operation                   (373)        (966)
    (161)
                                        -----------   ----------
----------
     Total reportable segments                4,710        3,689
   4,624
     Parent company                            (170)         (32)
    (233)
                                        -----------   ----------
----------
     Total                              $     4,540   $    3,657   $
   4,391
                                        ===========   ==========
==========
Net income (loss)
-----------------
     Regulated operation                $     9,837   $    8,566   $
   8,546
     Non-regulated operation                   (986)      (1,692)
    (313)
                                        -----------   ----------
----------
     Total reportable segments                8,851        6,874
   8,233
     Parent company                            (426)        (432)
    (402)
                                        -----------   ----------
----------
     Total                              $     8,425   $    6,442   $
   7,831
                                        ===========   ==========
==========


Total assets
------------
     Regulated operation                $   271,115   $  238,493   $
 251,759
     Non-regulated operation                 13,870       11,593
   1,360
                                        -----------   ----------
----------
     Total reportable segments              284,985      250,086
 253,119
     Parent company                          13,048        3,302
   2,391
                                        -----------   ----------
----------
     Total                              $   298,033   $  253,388   $
 255,510
                                        ===========   ==========
==========

Capital expenditures
--------------------
     Regulated operation                $    39,501   $   30,783   $
  20,335
     Non-regulated operation                     41          367
      90
                                        -----------   ----------
----------
     Total                              $    39,542   $   31,150   $
  20,425
                                        ===========   ==========
==========

Significant non-cash items
-------------------------
     Deferred Federal income taxes
      and amortization of ITC
        Regulated operation             $       725   $      970   $
     544
        Non-regulated operation                   4            2
       -
                                        -----------   ----------
----------
        Total reportable segments               729          972
     544
        Parent company                            1            1
       1
                                        -----------   ----------
----------
        Total                           $       730   $      973   $
     545
                                        ===========   ==========
==========

     Stock issuance for business
      acquisition
        Non-regulated operation         $     1,548   $        -   $
       -
                                        ===========   ==========
==========
     All segment amounts reported above correspond to items reported in the
Company's consolidated financial statements and are consistent with the presentation adopted in internal management reports.
     Under total assets, the Parent company amount consists
primarily of the
Company's investment in the Mall.
17.  Comprehensive Income
     Effective October 1, 1998, the Company adopted the provisions of SFAS No.
130, "Reporting Comprehensive Income", which requires that an enterprise (a)
classify items of other comprehensive income by their nature in a financial
statement and (b) display the accumulated balance of other
comprehensive income
separately from retained earnings and additional paid-in capital in the equity
section of a statement of financial position.
     A reconciliation of net income to other comprehensive income is as follows:
     (thousands of dollars)                   1999     1998    1997
     -------------------------------------   ------   ------  ------
      Net Income                             $8,425   $6,442  $7,831
      Unrealized holding gain (loss) on
       investments, net of tax                   (4)      43       -
                                             ------   ------  ------
      Comprehensive Income                   $8,421   $6,485  $7,831
                                             ======   ======  ======

     The following is a summary of the reclassification adjustments and the income tax effects for the components of other comprehensive income
(loss) for
the year ended September 30:


                                Unrealized Holding  Reclassification

                                     Gains on        Adjustments for

                                   Investments            Gains
      Other
                                  Arising During       Included in
  Comprehensive
(thousands of dollars)              the Period          Net Income
      Loss


---------------------------------------------------------------------------


1999
Pretax income                             $     78          $
(84)        $    (6)
Income tax expense                              26
(28)             (2)
                                          --------          --------
        -------
   Net change                             $     52          $
(56)        $    (4)
                                          ========          ========
        =======



18.  New Accounting Pronouncements
     Effective for fiscal year 1999, the Company adopted the provisions of SFAS
No. 131, "Disclosures about Segments of an Enterprise and Related
Information".
SFAS No. 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments.
This statement
requires additional disclosure only and will not affect the financial position or results of operations of the Company.
     In June 1998, the FASB issued SFAS No. 133, "Accounting for
Derivative
Instruments and Hedging Activities". This Statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS
No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met.
Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.
     SFAS No. 133 is effective in the first fiscal quarter for the Company's fiscal year ending September 30, 2001. A company may also implement the
Statement as of the beginning of any fiscal quarter after issuance (that is, fiscal quarters beginning June 16, 1998 and thereafter). SFAS No.
133 cannot be
applied retroactively. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997
(and, at a company's election, before January 1, 1998).
     The Company has not yet quantified the impact of adopting SFAS No. 133 on the financial statements and has not determined the timing of or method of adoption of SFAS No. 133.
     In March 1998, the American Institute of Certified Public Accountants issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or
Obtained for Internal Use". It applies to all non-governmental entities and is effective for the Company's financial statements for the fiscal year ending
September 30, 2000. The provisions of this SOP should be applied to internal-use software costs incurred in fiscal years subsequent to December 15, 1998 for all projects, including those projects in progress upon initial application of the
SOP.
     The SOP establishes accounting standards for the determination of capital or expense treatment of expenditures for computer software developed or obtained for internal use based upon the stage of development. The SOP defines three stages as (1) Preliminary Project, (2) Application Development, and
(3) Post-
Implementation/Operation. As a general rule, the Preliminary Project and Post-
Implementation/Operation phase expenditures are expensed and Application
Development expenditures are capitalized.
     The Company will adopt the SOP in fiscal 2000 and does not expect it to have a material impact on the financial statements.
19.  Unaudited Quarterly Financial Information
     The following is unaudited quarterly financial information for the two years ended September 30, 1999 and 1998. Quarterly variations between periods are caused primarily by the seasonal nature of energy sales and the availability of energy products.


(thousands of dollars, except
per share amounts)                     Quarter Ended
                           Dec. 31  Mar. 31    June 30   Sept. 30
                           ---------------------------------------

Fiscal 1999
------------------------------------------------------------------
Energy revenues            $64,585  $93,690    $38,714    $28,040
Operating income (loss)      8,105   17,976        658     (5,849)
Net income (loss)            3,967   10,373       (376)    (5,539)
Net income (loss)
  per share*                   .66     1.73       (.06)      (.90)





FISCAL 1998
------------------------------------------------------------------

Energy revenues            $67,942  $87,796    $39,968    $26,406
Operating income (loss)      8,620   16,611       (585)    (5,984)
Net income (loss)            4,403    9,535     (1,843)    (5,653)
Net income (loss)
 per share*                    .75     1.61       (.31)      (.95)

* Calculated on the basis of the weighted average shares outstanding during the quarter.